UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

BTCS Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55141	90-1096644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 N Moore St, Suite 700 Arlington, VA	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 764-1084

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.
Item 3.03	Material Modification to Rights of Security Holders.

On June 8, 2016, BTCS Inc. (the “Company”) and an investor (the “Investor”) holding a warrant dated January 19, 2015 (the “Warrant”) to purchase 2,325,000 share (the “Warrant Shares”) of the Company’s common stock (“Common Stock”) entered into a warrant exercise agreement (the “Exercise Agreement”).

Pursuant to the Exercise Agreement, the Company agreed to accept as full payment for 500,000 of the Warrant Shares, an aggregate exercise price equal to $27,500 (the “Exercise Price”) and the Investor irrevocably agreed to exercise the Warrant and deliver the Exercise Price within 2 days of the Exercise Agreement.

As a result of the Company’s agreement to accept the Exercise Price for the Warrant Shares, the Company became obligated to issue, subject to certain limitations, the following additional securities and to adjust the exercise price of the following warrants of the Company: (i) issue 37,879,853 shares of Common Stock; (ii) issue warrants to purchase 76,525,778 shares of Common Stock; (iii) adjust the exercise price to $0.055 per share of certain outstanding warrants to purchase 10,200,000 shares of Common Stock; (iv) adjust the exercise price to $0.069 per share of certain outstanding warrants to purchase 17,558,352 shares of Common Stock; and (v) lower the conversion price of the Company’s outstanding junior and senior convertible notes to $0.055. The Company does not currently have the sufficient authorized and unreserved shares to fulfill its obligations with respect to the issuance of new shares of Common Stock. While no assurances can be made, the Company intends to seek shareholder approval to adjust the Company’s capitalization or to seek releases from reservations of shares from certain investors.

The foregoing information is a summary of the Exercise Agreement, is not complete, and is qualified in its entirety by reference to the full text of the Exercise Agreement, which is attached as an exhibit to this Current Report on Form 8-K. Readers should review the Exercise Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements And Exhibits.

(d) Exhibits. The following exhibits are filed with this Report:

Exhibit Number	Description

10.1	Form of Warrant Exercise Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Dated: June 10, 2016	By:	/s/ Charles W. Allen
Charles W. Allen
Chief Executive Officer